Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6108 Fax 913 696 6116
News Release

YRC Worldwide Provides Initial Look at Fourth Quarter 2018 Results

OVERLAND PARK, Kan., January 11, 2019 — YRC Worldwide Inc. (NASDAQ: YRCW) reported certain operating results for the fourth quarter 2018.

For the three months ended December 31, 2018, the Company anticipates reporting consolidated operating revenue of approximately $1.2 billion to $1.3 billion and consolidated operating income of approximately $55.0 million to $65.0 million, which will include an approximate $28.0 million gain on property sales. This compares to consolidated operating revenue for the three months ended December 31, 2017 of $1.2 billion with consolidated operating income of $22.1 million, which included a $3.6 million gain on property disposals.

On a non-GAAP basis, the Company anticipates reporting fourth quarter consolidated Adjusted EBITDA of approximately $100.0 million to $110.0 million compared to consolidated Adjusted EBITDA of $58.5 million in fourth quarter 2017 (refer to the reconciliation of operating income to Adjusted EBITDA below).

As of December 31, 2018, the Company anticipates reporting cash and cash equivalents and Managed Accessibility (as defined in the Company’s most recently filed periodic reports on Forms 10-K and 10-Q) of more than $200.0 million compared to $118.3 million as of December 31, 2017.

“I am proud of the year-over-year operational improvement in our fourth quarter,” stated Darren Hawkins, chief executive officer of YRC Worldwide. “At the beginning of the year, we laid out our strategy to improve our yield metrics by effectively pricing freight and balancing our network capacity, as well as to continue reinvestment in our tractor and trailer fleet. Our 2018 results demonstrate successful execution in these areas and we remain committed to these objectives moving forward.

“I believe we have a solid foundation to continue improving our operating results. Going into 2019, our liquidity position is strong. We will continue our focus on yield discipline, realizing returns on our investments in revenue equipment, and increasing the coverage of our customers’ supply chain needs with HNRY Logistics,” concluded Hawkins.

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Review of Financial Results

YRC Worldwide Inc. will host a conference call with the investment community on Thursday, January 31, 2019, beginning at 9:30 a.m. ET. Fourth quarter 2018 financial results will be released the same day, January 31, 2019, before the market opens.

A live audio webcast of the conference call and presentation slides will be available on YRC Worldwide Inc.’s website www.yrcw.com. A replay of the webcast will also be available at www.yrcw.com.

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA: a non-GAAP measure that reflects EBITDA, and further adjusts for net gains or losses on certain property disposals, letter of credit expenses, restructuring charges, transaction costs related to issuances of debt, nonrecurring consulting fees, permitted dispositions and discontinued operations, equity-based compensation expense, non-union pension settlement charges, and expenses associated with certain lump sum payments to our union employees, among other items, as defined in our credit facilities. EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in the company’s credit facilities and to pay certain executive bonus compensation. We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results both on a consolidated basis and across our business segments, particularly in light of our leverage position and the capital-intensive nature of our business. Further, EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenants in our term loan credit agreement as this measure is calculated as prescribed in our term loan credit agreement and serves as a driving component of key financial covenants. However, these financial measures should not be construed as better measurements than net income, as defined by generally accepted accounting principles (GAAP).

EBITDA and Adjusted EBITDA have the following limitations:

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;

•

Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt, letter of credit expenses, restructuring charges, transaction costs related to debt, or nonrecurring consulting fees, among other items;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•

Equity-based compensation is an element of our long-term incentive compensation program, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting our ongoing operating performance for a particular period;

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, our non-GAAP measures should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP measures as secondary measures. The company has provided reconciliations of its non-GAAP measures to GAAP operating income (loss) below.

Three Months Ended December 31, 2018

(in thousands)	Low	High
Reconciliation of operating income to Adjusted EBITDA:
Operating income	$55.0	$65.0
Depreciation and amortization	37.5	37.5
(Gain)/loss on property disposals, net (a)	1.0	1.0
Letter of credit expense	1.5	1.5
Equity-based compensation expense	1.0	1.0
Non-union pension and post retirement benefits	0.5	0.5
Other, net	3.5	3.5

Adjusted EBITDA	$100.0	$110.0

Three Months Ended December 31, 2017

(in thousands)
Reconciliation of operating income to Adjusted EBITDA:
Operating income (b)	$22.1
Depreciation and amortization	36.7
(Gain)/loss on property disposals, net	(3.6)
Letter of credit expense	1.7
Equity-based compensation expense	1.2
Non-union pension and post retirement benefits	(3.2)
Other, net	3.6

$58.5

(a)

During the fourth quarter, the Company recorded an approximate $29.0 million property gain on the partial sale of a YRC Freight facility. This property gain was not excluded from Adjusted EBITDA as the Company continues to operate at this facility on the remaining dock.

(b)

Due to the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, “Operating income” and “Other, net” for 2017 have been updated to reflect the reclassification of pension expense.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “estimate,” “enable,” and similar expressions which speak only as of the date the statement was made are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation): general economic factors; business risks and increasing costs associated with the transportation industry; competition and competitive pressure on pricing; the risk of labor disruptions or stoppages; increasing pension expense and funding obligations subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations including (without limitation) labor laws and laws and regulations regarding the environment; impediments to our operations and business resulting from anti-terrorism measures; the impact of claims and litigation expense to which we are or may become exposed; failure to realize the expected benefits and costs savings from our performance and operational improvement initiatives; our ability to attract and retain qualified drivers and increasing costs of driver compensation; a significant privacy breach or IT system disruption; risks of operating in foreign countries; our dependence on key employees; seasonality; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; our ability to generate sufficient liquidity to satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our indebtedness and lease and pension funding requirements, and our ability to achieve increased cash flows through improvement in operations; limitations on our operations, our financing opportunities, potential strategic transactions, acquisitions or dispositions resulting from restrictive covenants in the documents governing our existing and future indebtedness; our failure to comply with the covenants in the documents governing our existing and future indebtedness; fluctuations in the price of our common stock; dilution from future issuances of our common stock; our intention not to pay dividends on our common stock; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including Holland, New Penn, Reddaway, YRC Freight, and YRC Reimer as well as the logistics company HNRY Logistics. Collectively, YRC Worldwide companies have one of the largest, most comprehensive logistics and LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact:	Brianne Simoneau
913-696-6108
investor@yrcw.com

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide

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